ANSYS, INC. FIRST QUARTER 2011
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
May 5, 2011

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2011 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, May 5, 2011, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ Web site at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (800) 860-2442 (US), (866) 605-3852 (CAN) or (412) 858-4600 (INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 450231.

Non-GAAP SUPPLEMENTAL INFORMATION:
In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q1 2011 earnings press release, which can be found on our Web site in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2011 OVERVIEW:

Q1 2011 was a strong first quarter on virtually all fronts. Our financial results exceeded the high end of our first quarter guidance on revenue, margins and EPS. Our Q1 results suggest improvement in customer sentiment and spending patterns, with continued penetration into existing customer accounts, and with all of our three major geographies delivering double-digit revenue growth in both reported currency and on a constant currency basis.

•	During Q1 we had seventeen 7-figure customers, with 25% of these deals contributing to new business for the quarter, and the remainder building the deferred revenue balance.

•	Both our direct and indirect businesses continued to perform well, with a 74% / 26% split, respectively, for the quarter.

•
As we discussed on the last earnings call, we have been and will continue to make investments across many elements of our business. We are currently targeting a 48% - 49% non-GAAP operating margin.  The non-GAAP operating margin for the first quarter was 49.9%, ahead of our target range and driven by our revenue over-performance. The GAAP operating margin was also strong at 39.4%.

•
We experienced growth in each major product line, with our electronics products leading the way.  We saw sales expansion in many of our major accounts, balanced by the addition of new customers.  This is reflected in the 18% growth in software license revenues in Q1 2011 as compared to last year’s Q1. Equally as important, our maintenance revenue grew 17% over Q1 2010 and our recurring revenue base continued to be strong at 68% of Q1 2011 revenues.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline.

•
We saw continued strength in our High-Performance Computing (“HPC”) products that enable parallel processing for the solution of larger and more complex simulation problems. The wider availability of HPC environments is enabling important trends in engineering simulation. Simulation models are getting larger, using more computer memory and requiring more computational time as engineers include greater geometric detail and more-realistic treatment of complex physical phenomena.  These higher-fidelity models are critical for simulation to provide enhanced insight into product performance and reduce the need for expensive physical testing.  A second important trend is toward more simulations which allow engineers to consider multiple design ideas, conduct parametric studies and even perform automated design optimization. HPC systems provide the throughput required for completing multiple simulations simultaneously, thus allowing critical design decisions to be made early in the process.

REVENUE:

ANSYS, Inc.
Q1 2011 vs. Q1 2010 REVENUE COMPARISON – Consolidated
(Unaudited)

($ in thousands)				Q1 11 vs. Q1 10 Growth
	Q1 2011 Revenue	Q1 2010 Revenue	Q1 11 vs. Q1 10 Growth	In Constant Currency
Total Lease	$49,549	$44,943	10.25%	8.19%

Total Paid-Up	$46,318	$36,643	26.40%	24.55%

Total Maintenance	$57,791	$49,485	16.78%	15.30%

Total Service	$4,389	$4,982	-11.90%	-13.97%

Total Q1:	$158,047	$136,053	16.17%	14.37%

Overall, our revenues continue to be fairly consistently spread, with 31% lease, 29% paid-up licenses, 37% maintenance and 3% service for Q1 2011.  We saw healthy increases in paid-up licenses in Q1, up 26%, or 25% in constant currencies. Our maintenance business also continued to grow, with our overall renewal rates continuing in the mid-90% range.  Continued expansion in our major accounts provided an important contribution to new license revenue, as well as to the deferred revenue balance.

DEFERRED REVENUE:

Deferred revenue, including the long-term portion of $10.0 million, reached a new record high of $236.4 million as of March 31, 2011.

GEOGRAPHIC HIGHLIGHTS:

ANSYS, Inc.
Q1 2011 vs. Q1 2010 GEOGRAPHIC COMPARISON - Consolidated
(Unaudited)
($ in thousands)				Q1 11 vs. Q1 10 Growth
	Q1 2011 Revenue	Q1 2010 Revenue	Q1 11 vs. Q1 10 Growth	In Constant Currency
North America	$52,056	$46,558	11.81%	11.59%

Germany	$16,960	$15,350	10.49%	11.10%
United Kingdom	$7,590	$6,821	11.27%	4.72%
Other Europe	$31,615	$26,201	20.66%	22.84%
Total Europe	$56,165	$48,372	16.11%	16.56%

Japan	$26,925	$23,748	13.38%	3.31%
Other Gen. Int'l Area	$22,901	$17,375	31.80%	30.86%
Total Gen. Int'l Area	$49,826	$41,123	21.16%	14.95%

Total Q1:	$158,047	$136,053	16.17%	14.37%

INDUSTRY HIGHLIGHTS:

Across the board in all industries and in all processes, today’s engineering problems require proven reliability and a broad depth and breadth of capabilities delivered with ease of use and flexible software platforms. From our global list of Q1 major orders, but also evident in smaller orders, ANSYS’ software is growing in importance, as customers increasingly benefit from the strategic business value of simulation.

In Q1 2011, we continued to see growth from a combination of large accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all industry sectors showed growth, there were two sectors where the activity was more pronounced than the others - energy and electronics.

Energy
Regardless of the cyclical rise and fall of carbon-based sources, ANSYS customers continue to model cleaner, safer and more efficient energy processes and devices.  Energy is a capital intensive and highly regulated industry, with multi-billion dollar new investments and operational downtime that costs millions per day.  The nuclear disaster in Japan is the most recent example of the complexity and challenges faced by the energy industry where simulation plays a strategic role.  Recently, the combination of our expertise and many years as leaders in solving these types of complex problems enabled us to obtain an important services contract aimed at giving the customer better insight into safety concerns around existing nuclear facilities.

Electronics
Another growth driver for ANSYS in Q1 was the highly competitive electronics industry. This is a segment where innovation and time-to-market are critical to securing and holding market leadership.  Our customers are facing increasing challenges that are bringing simulation into the mainstream.  Key business drivers for electronics manufacturers include issues such as: shorter design cycles; the pre-eminence of mobile devices; the shift to 4G networks; multi-antenna integration; lower power consumption; a single platform for video, audio and web; and higher broadband speeds.  ANSYS’ simulation portfolio is enabling our customers to understand and model the complex, multiphysics interactions among these interconnected systems and to have confidence in their designs.

INCOME STATEMENT HIGHLIGHTS:

Q1 2011 MARGINS AND OUTLOOK:  A combination of execution and improving markets led to solid performance in both revenue and expenses. The over-performance on the top-line drove strong non-GAAP gross and operating margins of 88.2% and 49.9% for the quarter.

Looking ahead into Q2 and the full year 2011 we continue to target a non-GAAP gross profit margin in the 88% - 89% range and an operating margin of 48% - 49%.

Q1 2011 TAX RATE AND OUTLOOK:  Our Q1 non-GAAP effective tax rate was 31.7% and our GAAP rate was 31.5%. Looking ahead into Q2 and FY2011, we are currently forecasting an effective tax rate of approximately 31%, excluding non-recurring items.

BALANCE SHEET AND CASH  FLOW HIGHLIGHTS:
•	Cash and short-term investments balance of $550.5 million, of which 69% is held domestically.
•	Cash flows from operations were at an all-time high of $84.9 million for the first quarter of 2011, as compared to $59.7 million in the first quarter of 2010.
•	Consolidated net DSO of 43 days.
•	In Q1 we made the quarterly required principal payment of $5.3 million on our long-term debt. The total remaining debt of $154.1 million carries an effective interest rate of 1.06% for Q2.
•	Capital expenditures totaled $3.3 million for the first quarter. We continue to plan for total capital expenditures in 2011 in the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE:
We had 94.2 million fully diluted weighted average shares outstanding in Q1. During Q1 2011 the Company repurchased 247,443 shares at an average price of $51.34.  The Company currently has 1.1 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 94.5 - 95 million fully diluted shares outstanding in Q2 and approximately 95 million outstanding for FY 2011.

STOCK-BASED COMPENSATION EXPENSE:

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended
	3/31/2011	3/31/2010
Cost of sales:
Software Licenses	$36	$32
Maintenance & service	$460	$365
Operating expenses:
Selling, general and administrative	$2,956	$2,768
Research and development	$1,695	$1,339
Stock-based compensation expense before taxes	$5,147	$4,504
Related income tax benefits	$(1,171)	$(952)
Stock-based compensation expense, net of taxes	$3,976	$3,552

CURRENCY IMPACT COMPARED TO Q1 2010:  The 2011 first quarter revenue and operating income were favorably impacted by currency fluctuations of $2.4 million and $1.3 million, respectively.

CURRENCY OUTLOOK: As we saw in the Q1 actual results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions to the following: average rates in the range of 1.46 -1.49 for the Euro, 1.64 - 1.67 for the British Pound and 79 - 82 for the Japanese Yen.

Q2 and FISCAL YEAR 2011 OUTLOOK:
For Q2 2011, we are providing initial revenue guidance in the range of $155 to $161 million and non-GAAP EPS in the range of $0.54 to 0.57 per share. Based on our current visibility around sales, end markets and our own spending plans, combined with the over-performance on revenue and non-GAAP EPS that we experienced in Q1, as well as a weakening of the U.S. Dollar, we are increasing our initial outlook for 2011 revenues to a range of $645 - 665 million, or top line growth in the 11% to 15% range.   Consequently, our non-GAAP EPS outlook for FY 2011 is also increasing to $2.30 to $2.38.

This guidance considers that the pace and timing of global recovery still has ongoing pockets of uncertainty and also takes into consideration some of the newest concerns around the timing and predictability of closing orders as it relates to our Japanese business.  However, as we have said in the past, there are many things that we have no control over, such as the timing and momentum of the economic recovery, government and tax policies and currency volatility. We have the benefit of a solid, repeatable business base; a diversified, geographic footprint; a world-class customer base; and recurring revenues.

CLOSING COMMENTS:

The emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS:

 Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter, the remainder of 2011 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

RECONCILIATION  OF GAAP TO NON-GAAP MEASURES:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	March 31, 2011				March 31, 2010
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$158,047			$158,047	$136,053			$136,053

Operating income	62,274	$16,662	(1)	78,936	49,623	$16,651	(3)	66,274

Operating profit margin	39.4%			49.9%	36.5%			48.7%

Net income	$42,241	$11,231	(2)	$53,472	$32,369	$11,082	(4)	$43,451

Earnings per share - diluted:
Diluted earnings per share	$0.45			$0.57	$0.35			$0.47
Weighted average shares - diluted	94,171			94,171	92,774			92,774

(1)
Amount represents $11.5 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, as well as a $5.1 million charge for stock-based compensation.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $5.4 million.
(3)
Amount represents $12.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, as well as a $4.5 million charge for stock-based compensation.

(4)	Amount represents the impact of the adjustments to operating income referred to in (3) above, adjusted for the related income tax impact of $5.6 million.

Use of Non-GAAP Measures:

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Purchase accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP software license revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.  This non-GAAP adjustment was not provided in the non-GAAP information included in this release because it had no impact on the financial results for the periods presented.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense, and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability as it relates to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review on a period-to-period basis each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that the non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP REPORTING MEASURE	NON-GAAP REPORTING MEASURE

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share